Exhibit 99.1

September 2023 Investor Presentation

Cautionary Statements 1 This presentation contains forward - looking statements, as defined by federal securities laws, including, among other forward - looking statements, certain plans, expectations and goals . Words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, as well as similar expressions, are meant to identify forward - looking statements . The forward - looking statements in this presentation are based on current expectations and are provided to assist in the understanding of potential future performance . Such forward - looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements, including, without limitation, the following : general competitive, economic, unemployment, political and market conditions and fluctuations, including real estate market conditions, and the effects of such conditions and fluctuations on the creditworthiness of borrowers, collateral values, asset recovery values and the value of investment securities ; movements in interest rates and their impacts on net interest margin, investment security valuations and other performance measures ; expectations on credit quality and performance ; legislative and regulatory changes ; changes in U . S . government monetary and fiscal policy ; competitive pressures on product pricing and services ; the cost savings and any revenue synergies expected to result from acquisition transactions, which may not be fully realized within the expected timeframes if at all ; the success and timing of other business strategies ; our outlook and long - term goals for future growth ; and natural disasters, geopolitical events, acts of war or terrorism or other hostilities, public health crises and other catastrophic events beyond our control . For a discussion of some of the other risks and other factors that may cause such forward - looking statements to differ materially from actual results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10 - K for the year ended December 31 , 2022 and the Company’s subsequently filed periodic reports and other filings . Forward - looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward - looking statements .

Ameris Profile Investment Rationale • Top of peer financial results with culture of discipline – credit, liquidity, expense control, capital • Proven liquidity management supported by strong, stable deposit base • Proven stewards of shareholder value – TBV has grown 13 % annualized over past five years • Experienced executive team with skills and leadership to continue to grow organically • Diversified loan portfolio among geographies and product lines • Diversified revenue streams with strong core bank and lines of business Strong Southeastern Markets • Atlanta’s premier independent banking franchise • Scarcity value in many of the fastest growing regions in nation • Stable core deposit base • 65% of our franchise is in 5 MSAs, which grew 2x the national average over the last 15 years 2 Charlotte MSA Tampa MSA Orlando MSA

Ameris Profile 3 Focus on Shareholder Value $27.89 $28.62 $29.92 $30.79 $31.42 $26.00 $27.00 $28.00 $29.00 $30.00 $31.00 $32.00 2Q22 3Q22 4Q22 1Q23 2Q23 Consistent Tangible Book Value (1) Growth $1.30 $1.34 $1.18 $0.87 $0.91 $0.00 $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 $1.60 2Q22 3Q22 4Q22 1Q23 2Q23 Diluted EPS $23.7 $23.8 $25.1 $26.1 $25.8 $22.0 $22.5 $23.0 $23.5 $24.0 $24.5 $25.0 $25.5 $26.0 $26.5 2Q22 3Q22 4Q22 1Q23 2Q23 Total Assets (in billions) 133,009 138,727 137,424 128,281 128,486 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% 100,000 105,000 110,000 115,000 120,000 125,000 130,000 135,000 140,000 145,000 2Q22 3Q22 4Q22 1Q23 2Q23 Stable pre - tax pre - provision net revenue (1) ROA (in 000's) PPNR PPNR ROA 1 – Considered Non - GAAP measures – See reconciliation of GAAP to Non - GAAP measures in Appendix

2 nd Quarter 2023 Financial Results

2Q 2023 Operating Highlights 5 • Net income of $62.6 million, or $0.91 per diluted share • PPNR ROA (1) of 2.01% for 2Q23 • Adjusted efficiency ratio (1) of 53.41% • TCE ratio (1) of 8.80% • Nonperforming assets, excluding government - guaranteed loans, as a percentage of total assets improved three basis points to 0.30% • Increase in allowance for credit losses to 1.33% of total loans due to economic model, particularly forecasted future declines in commercial real estate pricing • Net interest margin of 3.60%, as expected due to deposit pricing pressure • Organic loan growth of $473.9 million, or 9.5% annualized • Total deposit growth of $545.7 million, or 11.0% annualized • Reduction in FHLB advances of $875.0 million, or 41.7%, during the quarter • Repurchases of $8.0 million under our share repurchase plan at an average cost of $30.18 per share 1 – Considered Non - GAAP measures – See reconciliation of GAAP to Non - GAAP measures in Appendix

2023 YTD Operating Highlights 6 • Net income of $123.1 million, or $1.78 per diluted share • PPNR ROA (1) of 2.04% • Growth in tangible book value (1) of $1.50 per share, or 10.1% annualized, to $31.42 • Adjusted efficiency ratio (1) of 52.72% • Net interest margin of 3.68% • Organic loan growth of $616.5 million, or 6.2% annualized • Total deposit growth of $980.4 million, or 10.2% annualized • Reduction in FHLB Advances of $275.1 million • Redemption of $75 million in floating rate (was 8.39%) subordinated notes due 2027 in 1Q23 • Repurchase (at a discount) and redemption of $9.5 million aggregate principal of 4.25% fixed - to - floating subordinated notes due 2029, with existing liquidity, in 2Q23 1 – Considered Non - GAAP measures – See reconciliation of GAAP to Non - GAAP measures in Appendix

Financial Highlights

(dollars in thousands, except per share data)	Quarter to Date Results					Year to Date Results		
	2Q23	1Q23	Change	2Q22	Change	2023	2022	Change
Net Interest Income	$ 209,540	$ 211,652	-1%	$ 191,364	9%	$ 421,192	$ 363,908	16%
Noninterest Income	$ 67,349	$ 56,050	20%	$ 83,841	-20%	$ 123,399	$ 170,752	-28%
Provision for Credit Losses	$ 45,516	$ 49,729	-8%	$ 14,924	205%	$ 95,245	$ 21,155	350%
Noninterest Expense	$ 148,403	$ 139,421	6%	$ 142,196	4%	$ 287,824	$ 286,016	1%
Net Income	$ 62,635	$ 60,421	4%	$ 90,066	-30%	$ 123,056	$ 171,764	-28%
Net Income Per Diluted Share	$ 0.91	$ 0.87	5%	$ 1.30	-30%	$ 1.78	$ 2.47	-28%
Return on Average Assets	0.98%	0.98%	0%	1.54%	-36%	0.98%	1.48%	-34%
Return on Average Equity	7.63%	7.54%	1%	11.87%	-36%	7.58%	11.47%	-34%
Efficiency Ratio	53.60%	52.08%	3%	51.67%	4%	52.85%	53.49%	-1%
Net Interest Margin	3.60%	3.76%	-4%	3.66%	-2%	3.68%	3.51%	5%
Adjusted Net Income[(1)]	$ 62,635	$ 59,935	5%	$ 81,473	-23%	$ 122,570	$ 156,512	-22%
Adjusted Net Income Per Diluted Share[(1)]	$ 0.91	$ 0.86	6%	$ 1.18	-23%	$ 1.77	$ 2.25	-21%
Adjusted Return on Assets[(1)]	0.98%	0.97%	1%	1.40%	-30%	0.97%	1.35%	-28%
Adjusted Return on TCE[(1)]	11.53%	11.41%	1%	17.18%	-33%	11.47%	16.79%	-32%
Adjusted Efficiency Ratio[(1)]	53.41%	51.99%	3%	53.66%	0%	52.72%	55.26%	-5%
Organic Loan Growth	$ 473,888	$ 142,618	232%	$ 1,417,221	-67%	$ 616,506	$ 1,686,764	-63%
Organic Loan Growth Rate[(2)]	9.48%	2.87%	230%	35.11%	-73%	6.21%	21.25%	-71%
Portfolio NPAs/Assets[(3)]	0.30%	0.33%	-9%	0.35%	-14%	0.30%	0.35%	-14%
Total NPAs/Assets	0.57%	0.61%	-8%	0.56%	1%	0.57%	0.56%	1%

1 – Considered Non-GAAP measures – See reconciliation of GAAP to Non-GAAP measures in Appendix

2 – Growth rates are annualized for the applicable periods

3 – Excludes serviced GNMA-guaranteed mortgage loans

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Diversified Revenue Stream 8 • Strong revenue base of net interest income from core banking division • Additional revenue provided by our diversified lines of business Mortgage Banking Activity • Retail mortgage activity has continued to stabilize back to pre - pandemic levels • Mortgage banking activity, exclusive of MSR valuation, was 15% of total revenue in 2Q23, down from 17% a year ago • Purchase business was near historic levels at 85% in 2Q23 due to strong core relationships with builders and realtors • Approximately 84% of the net interest income included in mortgage revenue is related to portfolio loans generated from the mortgage division • Gain on sale margin continues to improve from historic low in 4Q22 Other Noninterest Income • Other Noninterest Income has been stable contributor to total revenue • Noninterest Income from the equipment finance group was approximately $5.4 million in 2Q23 • Other Noninterest Income also includes BOLI income and gains on sale of SBA loans • Gain on debt redemption of $1.0 million 70% 77% 82% 79% 76% 17% 14% 8% 12% 15% 9% 9% 9% 9% 10% $276.2 $279.2 $273.4 $268.6 $277.8 0% 20% 40% 60% 80% 100% 120% 2Q22 3Q22 4Q22 1Q23 2Q23 FTE Revenue Sources (in millions) MSR (Impairment) Recovery Other Noninterest Income Mortgage Banking Activity (Excl. MSR valuation) 2.36% 2.18% 0.50% 1.00% 1.50% 2.00% 2.50% 2Q22 3Q22 4Q22 1Q23 2Q23 Mortgage Gain on Sale Margin

Strong Net Interest Margin 9 Banking Division Loan Production Details Period Fixed Rate Variable Rate Total 2Q23 $ 341.7 9.87% $ 202.5 8.47% $554.3 9.35% 1Q23 $ 339.8 9.40% $ 223.2 7.68% $563.0 8.72% 4Q22 $ 399.9 8.16% $ 213.0 7.46% $612.9 7.92% • Above peer group margin, at 3.60% • Net interest income (TE) of $210.5 million in 2Q23, compared with $212.6 million in 1Q23: – Interest income (TE) increased $26.2 million – Interest expense increased $28.3 million • Average earning assets grew by $551.7 million • Total deposit costs up 63bp from 1Q23 reflecting shift in deposit mix driven by customer behavior in rising rate environment • Noninterest bearing deposits remain above historic levels and were 32.8% of total deposits at quarter end • Average FHLB advances down $560.0 million during the quarter Spread Income and Margin $192.3 $213.9 $225.1 $212.6 $210.5 3.66% 3.97% 4.03% 3.76% 3.60% 3.25% 3.50% 3.75% 4.00% 4.25% 4.50% 4.75% 5.00% 5.25% $170.0 $180.0 $190.0 $200.0 $210.0 $220.0 $230.0 2Q22 3Q22 4Q22 1Q23 2Q23 Net Interest Income (TE) (in millions) NIM

Disciplined Expense Control Adjusted Operating Expenses (1) and Efficiency Ratio (1) OPEX Highlights 10 • Management continues to deliver high performing operating efficiency • Total adjusted operating expenses increased $9.0 million in 2Q23 compared with 1Q23: ‒ Increase of $7.0 million in 2Q23 banking division operating expenses primarily due to: ‒ $3.1 million decrease in deferred loan origination costs ‒ $3.1 million in increased fraud/forgery and litigation resolution expenses – Net Increase of $1.9 million in 2Q23 lines of business operating expenses due to variable compensation related to production increases • Adjusted efficiency ratio of 53.41% in 2Q23, compared with 53.66% in 2Q22 • Disciplined expense control throughout the Company with identified cost savings utilized to fund future technology and innovation costs 1 – Considered Non - GAAP measures – See reconciliation of GAAP to Non - GAAP measures in Appendix $89.9 $93.6 $96.4 $98.9 $105.9 $52.3 $45.9 $38.4 $40.6 $42.5 20.0 40.0 60.0 80.0 100.0 120.0 140.0 160.0 180.0 2Q22 3Q22 4Q22 1Q23 2Q23 Adjusted Operating Expenses (in millions) Banking LOBs 53.66% 50.06% 49.92% 51.99% 53.41% 40.00% 45.00% 50.00% 55.00% 60.00% 65.00% 2Q22 3Q22 4Q22 1Q23 2Q23 Adjusted Efficiency Ratio

Balance Sheet Trends 11 • Asset sensitivity is moderating as the FOMC nears the end of its tightening cycle: – - 1.1% asset sensitivity in - 100bps – - 0.5% asset sensitivity in - 50bps – 0.5% asset sensitivity in +50bps – 0.9% asset sensitivity in +100bps • Approximately $7.3 billion, or 35%, of loans are variable rate • Approximately $10.2 billion of total loans reprice within one year through either maturities or floating rate indices • Cumulative weighted - average beta for all non - maturity deposits through this cycle has been 27% Interest Rate Sensitivity Earning Assets Highlights • Available - for - sale (AFS) securities represent less than 6% of total assets, limiting potential tangible book value dilution from rising interest rates • Unrealized loss of AFS portfolio was $64 million at June 30, 2023, representing approximately 4% of book value • No transfers to held - to - maturity (HTM) portfolio – all securities classified as HTM were previously purchased for CRA purposes - 5,000 10,000 15,000 20,000 25,000 30,000 2Q22 3Q22 4Q22 1Q23 2Q23 Earning Assets (in millions) Loans Loans HFS Other Earning Assets Total Assets Capital Highlights • Ameris is well capitalized with minimal unrealized losses in the investment portfolio • Earnings expected to add between 25 - 35 basis points to capital each quarter assuming flat balance sheet • Repurchase plan announced in October 2022 of $100 million with approximately $86.5 million remaining at the end of 2Q23

Proven Liquidity Plan 12 At June 30, 2023 $ in millions Total Available Amount Used Net Availability Internal Sources Cash $ 1,319 $ - $ 1,319 Unpledged Securities 691 - 691 External Sources FHLB 5,424 2,123 3,301 FRB Discount Window 2,634 - 2,634 Brokered Deposits 2,830 1,580 1,250 Other 127 - 127 Total Liquidity $ 13,025 $ 3,703 $9,322 • Diverse sources of liquidity available to the Company • Minimal unrealized losses on unpledged securities due to disciplined investment strategy • Majority of funding used is short - term to manage interest rate profile and provide flexibility as liquidity needs fluctuate • Have not accessed Bank Term Funding Program • Available liquidity sources provide approximately 112% coverage for uninsured deposits and approximately 158% coverage for non - collateralized uninsured deposits • No single depositor represents more than 1% of total deposits • Uninsured and uncollateralized deposits represent 28.8% of total deposits Sources of Liquidity Solid Liquidity Plan

Strong Core Deposit Base 13 Deposit Highlights • Total deposits increased $545.6 million in 2Q23 compared with 1Q23 • Noninterest - bearing deposits decreased $591.0 million, or 8.1% • MMDAs increased $502.7 million, or 10.5% • CDs increased $626.4 million, or 21.2% • Exclusive of increase in brokered CDs, total deposits increased $187.8 million • Total interest - bearing deposit costs increased to 2.64% in 2Q23, compared with 1.82% in 1Q23, reflecting deposit rate increases and the shift in mix resulting from consumer behavior as interest rates rise Deposit Type Balance (in 000s) Count Average per account (in 000’s) NIB 6,706,897 296,004 22.7 NOW 3,860,772 45,539 84.8 MMDA 5,284,136 30,601 172.7 Savings 1,005,514 66,617 15.1 CD 3,585,806 40,414 88.7 Total 20,443,125 479,175 42.7 Deposits by Product Type Consumer 37% Commercial 42% Public 13% Brokered 8% Deposits by Customer 2Q23 NIB 33% NOW 19% MMDA 26% Savings 5% CD 17% Deposits by Type 2Q23

Capital Strength 14 Capital Highlights • Ameris is well capitalized with minimal unrealized losses in the investment portfolio • CET1 ratio is strong at 10.25% • CET1, net of unrealized losses on bond portfolio, remains strong at 9.95% • Unrealized loss of AFS portfolio were $64 million at June 30, 2023, and represents approximately 4% of book value • No transfers to held - to - maturity (HTM) portfolio – all securities classified as HTM were previously purchased for CRA purposes • Earnings expected to add between 25 - 35 basis points to capital each quarter assuming flat balance sheet • Repurchase plan announced in October 2022 of $100 million with approximately $86.5 million remaining at the end of 2Q23 9.01% 9.32% 9.36% 9.26% 9.27% 10.10% 10.06% 9.86% 10.10% 10.25% 13.27% 13.15% 12.90% 13.16% 13.40% 2Q22 3Q22 4Q22 1Q23 2Q23 Strong Capital Base Leverage Ratio CET1/Tier 1 Capital Ratio Total Capital Ratio

Capital and TBV Proven Stewards of Shareholder Value 15 • Management focused on long term growth in TBV (1) , such that over the past five years TBV has grown by 13% annualized • TBV increased $0.63 per share in 2Q23: – $0.75 from retained earnings – ($0.22) from impact of OCI – $0.10 from all other items including stock compensation and share repurchases 1 – Considered Non - GAAP measures – See reconciliation of GAAP to Non - GAAP measures in Appendix 17.12 17.78 18.83 19.73 20.81 20.29 20.81 20.44 20.90 22.46 23.69 25.27 26.45 27.46 26.26 26.84 27.89 28.62 29.92 30.79 31.42 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $35.00 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 1Q23 2Q23 Tangible Book Value Equipment Finance Acquisition LION Acquisition

Loan Diversification and Credit Quality

Diversified Loan Portfolio 2 Q23 Loan Portfolio 17 • Loan portfolio is well diversified across loan types and geographies • CRE and C&D concentrations were 282% and 80%, respectively, at 2Q23 • Non - owner occupied office loans totaled $1.4 billion at 2Q23, or 6.9% of total loans • Continued strong asset quality metrics during 2Q23 as evidenced by a lower volume of Non - Performing and Watch List Loans • Reserve increased to 1.33% of total loans during 2Q23 to account for forecast economic conditions • Limited exposure in SNCs and syndications • Increased diligence by credit staff on stress testing given the current economic environment, focused on maturing and floating - rate loans, particularly in C&D and investor CRE loans Portfolio Highlights Total Loans $20.5 Billion Agriculture 1% C&I 23% Municipal 2% Consumer 2% Investor CRE 24% OO CRE 10% Construction 11% Multi - Family 4% SFR Mortgage & HELOC 23%

Allowance for Credit Losses 18 • Increase in reserve during 2Q23 due to economic forecasts, particularly projected negative CRE price indices • The ACL on loans totaled $272.1 million at 2Q23, a net increase of $29.4 million, or 12.1% from 1Q23 • The reserve for unfunded commitments totaled $54.6 million, an increase of $1.9 million, or 3.6% • During 2Q23, recorded a provision expense of $45.5 million • The ACL on loans equated to 1.33% of total loans at 2Q23, compared with 1.21% at 1 Q23 • The total ACL on loans + unfunded commitments was $326.7 million, or 1.24% 2Q23 CECL Reserve Reserve Summary (in millions) 2Q23 Allowance Coverage Balance (MM's) ALLL (MM's) % ALLL Gross Loans 20,471.7$ 272.1$ 1.33% Unfunded Commitments 5,775.0$ 54.6$ 0.95% ACL / Total Loans + Unfunded 26,246.7$ 326.7$ 1.24%

Allowance for Credit Losses

2Q23 CECL Reserve by Loan Type

Loan Type	Net Outstanding (MM's)	ALLL (MM's)	% ALLL		3/31/23 ALLL (MM's)	Change from 1Q23
CFIA	$ 2,738.8	$ 50.8	1.85%		$ 45.2	$ 5.6
Consumer Installment	$ 307.5	$ 4.5	1.48%		$ 4.9	$ (0.4)
Indirect	$ 63.2	$ 0.1	0.16%		$ 0.1	$ 0.0
Municipal	$ 510.4	$ 0.4	0.07%		$ 0.4	$ (0.0)
Premium Finance	$ 988.7	$ 0.8	0.08%		$ 0.9	$ (0.1)
RE - C&D	$ 2,207.7	$ 54.6	2.47%		$ 42.8	$ 11.8
RE - CRE	$ 7,805.9	$ 96.1	1.23%		$ 87.2	$ 8.9
RE - RES	$ 4,702.1	$ 62.4	1.33%		$ 59.3	$ 3.1
Warehouse Lending	$ 1,147.4	$ 2.3	0.20%		$ 1.9	$ 0.4
Grand Total	**$ 20,471.7**	**$ 272.1**	**1.33%**		**$ 242.7**	**$ 29.4**

Reserve Methodology

- Moody's June 2023 forecast model provided material inputs into ACL
- Primary model drivers included:
  - US and Regional Unemployment rates
  - US GDP
  - US and Regional Home Price Indices
  - US and State-Level CRE Price Index for our five-state footprint
- Primary weighting utilized Baseline scenario

Reserve Summary

- Results were primarily driven by negative forecasts for CRE and home prices over the next four quarters
- The ALLL for the two CRE categories (RE – C&D, RE – CRE) exhibited the highest increase from 1Q23 of $20.7 million
  - The blended ALLL % for those two categories was 1.50% at 2Q23
- The negative forecast for home prices resulted in a $3.1 million increase in the ALLL for residential mortgage loans (RE – RES)

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NPA / Charge - Off Trend 20 • Net of GNMA - guaranteed mortgage loans, NPAs declined as a percentage of total assets to 0.30% at 2Q23 vs 0.33% at 1Q23 • Total NPAs de creased $14.0 million, to $146.3 million, primarily as a result of: • $8.9 million de crease in 90+ past due GNMA - guaranteed and portfolio mortgage loans • $3.0 million decrease in 90+ past due premium finance loans • Net charge - offs totaled $14.2 million, which equated to an annualized NCO ratio of 0.28% • Included in 2Q23 charge - offs were two items related to acquired portfolios: • $2.3 million of pre - acquisition, non - performing loans in the Equipment Finance division that were 100% reserved at the acquisition date • $3.2 million charge - down on the transfer of an office loan into OREO • Excluding those items, net charge - offs totaled $8.8 million, or 0.17% annualized Non - Performing Assets (NPAs) Net Charge - Offs ($ in millions) 0.56% 0.55% 0.61% 0.61% 0.57% 0.35% 0.32% 0.34% 0.33% 0.30% 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% 0.60% 0.70% 2Q22 3Q22 4Q22 1Q23 2Q23 Non - Performing Assets NPA / Total Assets NPA x GNMA / Total Assets 0.04% 0.11% 0.08% 0.22% 0.28% 0.00% 0.05% 0.10% 0.15% 0.20% 0.25% 0.30% $- $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 $16.0 2Q22 3Q22 4Q22 1Q23 2Q23 Net Charge - Offs Net Charge-offs NCO Ratio (Annualized)

Problem Loan Trends 21 • Total classified loans, excluding GNMA - guaranteed mortgage loans, decreased $36.1 million, primarily the result of pay - offs and other collection activities • Total criticized loans (special mention + classified), excluding GNMA - guaranteed mortgage loans, increased $18.6 million during 2Q23 as a result of the downgrade of one, larger loan secured by an assisted living facility • The largest component of the Watch List was M ortgage Warehouse loans, totaling $82.6 million , which are secured by individual mortgage loans or MSRs • Nonperforming l oans, excluding GNMA - guaranteed mortgage loans, de creased $13.4 million to $70.4 million, primarily the result of the transfer into OREO of an office loan that has been in collection for the past year Highlights (in millions) Note: Criticized, Classified and Nonperforming loan totals exclude GNMA - guaranteed loans Total Loans Criticized Loans Classified Loans Nonperforming Loans GNMA-guaranteed Loans $50.6 $54.6 $69.6 $75.0 $69.7 $213.9 $80.9 $269.2 $76.5 $19,855.3 $271.9 $145.5 $158.8 $167.3 $83.1 2Q22 3Q22 4Q22 1Q23 $20,471.8$19,997.9$17,561.0 $18,806.9 $83.8 2Q23 $287.2 $70.4 $152.3 $116.2 $268.6 1.22% 1.43% 1.37% 1.34% 1.40% 0.83% 0.84% 0.84% 0.76% 0.57% 0.46% 0.41% 0.42% 0.42% 0.34% $0 $50 $100 $150 $200 $250 $300 $350 $400 2Q22 3Q22 4Q22 1Q23 2Q23 Criticized Loans Classified Loans Nonperforming Loans

Investor CRE Loans



Multi-Family 4%
C&D 11%
Investor CRE 24%

Loan Type		Outstanding (MM's)	% NPL	% PD		Avg Size Commitment (000's)
Construction Loans:						
RRE - Presold	$	347.4	0.09%	3.00%	$	485.9
RRE - Spec & Models	$	274.9	0.00%	0.00%	$	469.2
RRE - Lots & Land	$	61.1	0.00%	0.03%	$	217.5
RRE - Subdivisions	$	21.6	0.00%	0.00%	$	1,837.0
Sub-Total RRE Construction	**$**	**705.0**	**0.05%**	**1.48%**	**$**	**462.0**
CML - Improved	$	1,432.3	0.00%	0.00%	$	12,157.0
CML - Raw Land & Other	$	79.7	0.00%	0.00%	$	457.4
Sub-Total CRE Construction	**$**	**1,512.0**	**0.00%**	**0.00%**	**$**	**7,165.8**
Total Construction Loans	**$**	**2,217.0**	**0.01%**	**0.47%**	**$**	**1,531.5**
Term Loans:						
Office	$	1,220.3	0.01%	0.00%	$	2,827.2
Strip Center, Anchored	$	962.4	0.00%	0.00%	$	8,448.0
Multi-Family	$	814.4	0.00%	0.00%	$	4,951.3
General Retail	$	675.2	0.00%	0.01%	$	1,375.8
Warehouse / Industrial	$	656.4	0.00%	0.00%	$	2,970.8
Strip Center, Non-Anchored	$	462.3	0.00%	0.00%	$	2,497.3
Hotels / Motels	$	384.0	0.02%	0.47%	$	3,951.4
Mini-Storage Warehouse	$	246.0	0.00%	0.00%	$	2,980.1
Assisted Living Facilities	$	142.4	0.00%	0.00%	$	5,990.4
Misc CRE (Church, etc)	$	62.7	0.00%	0.00%	$	763.7
Sub-Total CRE Term Loans	**$**	**5,626.1**	**0.00%**	**0.03%**	**$**	**2,968.0**
Grand Total Investor CRE Loans	**$**	**7,843.1**	**0.01%**	**0.16%**	**$**	**1,556.2**

Stratification of Investor CRE Portfolio

CRE Positioned in Growing Markets		Outstanding Loans (MMs)	5-Yr Proj Population Growth Rate
Atlanta-Sandy Springs-Alpharetta GA	$	2,235.9	4.69%
Jacksonville FL	$	719.8	6.88%
Orlando-Kissimmee-Sanford FL	$	604.4	6.36%
Greenville-Anderson SC	$	286.0	4.74%
Charleston-North Charleston SC	$	278.0	6.30%
Columbia SC	$	260.7	3.60%
Tampa-St Petersburg-Clearwater FL	$	255.0	5.21%
Charlotte-Concord-Gatonia NC	$	244.4	5.78%
Miami-Ft Lauderdale-Pompano Beach FL	$	200.6	1.97%

- Non-Owner Occupied CRE Portfolio is well diversified
- Over 80% of CRE loans are located in MSAs in the Bank’s five-state footprint, which exhibit population growth forecasts exceeding the national average
- Overall past dues for investor CRE loans were 0.16% and NPAs 0.01%

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Office Portfolio • 85% of non - owner occupied office loans are located in MSAs in the Bank’s footprint; overall, the average vacancy was < 10% • The average maturity of fixed - rate loans is ~ 3 . 8 years ; only 17 % of loans mature through 2024 • The portion of the ACL apportioned to non - owner occupied office loans was 1 . 41% * Results based on loans > $ 1 million, or 95 % of total loans • Non - owner occupied office loans totaled $1.4 billion of outstanding balances and $1.7 billion of total committed exposure at 2Q23 • As a percentage of total loans outstanding and committed exposure, non - owner occupied office loans were 6.9% and 6.4%, respectively • 68% are either Class A, an Essential - Use Facility or Medical Office Building (MOB) Highlights 23 Construction , $387.7 Investor CRE , $1,297.7 Owner - Occupied , $584.7 Total Office Portfolio by Loan Type (Total Committed Exposure) Class A 37% Class B 28% Essential Use 21% MOB 10% Class C 4% Investor Office Portfolio by Property Class * CBD 7% Suburban 52% Urban 41% Investor Office Loans by Location * 14.5% 9.9% 11.4% 2.0% 3.5% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% Class A Class B Class C Essential Use MOB Average Vacancy by Investor Office Property Class *

Equipment Finance Portfolio 24 • Total loans were $1.2 billion, or 5.7% of Ameris’s total portfolio • The overall average loan size was $47.3 thousand • Loan production totaled $168.0 million in 2Q23. Average FICO score was 734 • 30 - 89 day accruing past due loans were 1.03% of total loans; non - performing loans continue to decline and totaled 0.65% of total loans • A portion of pre - acquisition, fully reserved non - performing loans, totaling $2.3 million, were charged - off during 2Q23 • The portion of the ACL attributed to the Equipment Finance division totaled $40.0 million, or 3.40% of loans 2Q23 Portfolio Highlights (in millions) $822 $913 $1,021 $1,115 $1,175 $154 $174 $189 $197 $168 $- $200 $400 $600 $800 $1,000 $1,200 2Q22 3Q22 4Q22 1Q23 2Q23 Total Loans (MM's) Quarterly Originations (MM's) 0.69% 0.70% 0.85% 0.95% 1.03% 1.07% 0.94% 0.92% 0.87% 0.65% 0.25% 0.35% 0.45% 0.55% 0.65% 0.75% 0.85% 0.95% 1.05% 1.15% 2Q22 3Q22 4Q22 1Q23 2Q23 30+ Accruing Past Dues Non-Performing Loans

Appendix

Reconciliation of GAAP to Non-GAAP Measures

(dollars in thousands)	For the quarter			For the year to date period	
	2Q23	1Q23	2Q22	2023	2022
Net Income	$ 62,635	$ 60,421	$ 90,066	$ 123,056	$ 171,764
Adjustment items					
Merger and conversion charges	-	-	-	-	977
Gain on sale of mortgage servicing rights	-	-	-	-	-
Servicing right impairment (recovery)	-	-	(10,838)	-	(20,492)
Gain on BOLI proceeds	-	(486)	-	(486)	-
(Gain) loss on sale of premises	-	-	(39)	-	(45)
Tax effect of adjustment items	-	-	2,284	-	4,308
After tax adjustment items	-	(486)	(8,593)	(486)	(15,252)
Adjusted Net Income	$ 62,635	$ 59,935	$ 81,473	$ 122,570	$ 156,512
Weighted average number of shares - diluted	69,034,763	69,322,664	69,316,258	69,191,512	69,484,508
Net income per diluted share	$ 0.91	$ 0.87	$ 1.30	$ 1.78	$ 2.47
Adjusted net income per diluted share	$ 0.91	$ 0.86	$ 1.18	$ 1.77	$ 2.25
Average assets	25,631,846	25,115,927	23,405,201	25,375,312	23,340,785
Return on average assets	0.98%	0.98%	1.54%	0.98%	1.48%
Adjusted return on average assets	0.98%	0.97%	1.40%	0.97%	1.35%
Average common equity	3,293,049	3,250,289	3,043,280	3,271,787	3,019,100
Average tangible common equity	2,178,323	2,130,856	1,902,265	2,154,720	1,880,112
Return on average common equity	7.63%	7.54%	11.87%	7.58%	11.47%
Adjusted return on average tangible common equity	11.53%	11.41%	17.18%	11.47%	16.79%

26

Reconciliation of GAAP to Non-GAAP Measures

(dollars in thousands)	Quarter to Date					Year to Date	
	2Q23	1Q23	4Q22	3Q22	2Q22	2023	2022
Adjusted Noninterest Expense							
Total noninterest expense	$ 148,403	$ 139,421	$ 135,061	$ 139,578	$ 142,196	$ 287,824	$ 286,016
Adjustment items:							
Merger and conversion charges	-	-	(235)	-	-	-	(977)
Natural disaster and pandemic expenses	-	-	-	(151)	-	-	-
Gain (loss) on sale of premises	-	-	-	-	39	-	45
Adjusted noninterest expense	$ 148,403	$ 139,421	$ 134,826	$ 139,427	$ 142,235	$ 287,824	$ 285,084
Total Revenue							
Net interest income	$ 209,540	$ 211,652	$ 224,137	$ 212,981	$ 191,364	$ 421,192	$ 363,908
Noninterest income	67,349	56,050	48,348	65,324	83,841	123,399	170,752
Total revenue	$ 276,889	$ 267,702	$ 272,485	$ 278,305	$ 275,205	$ 544,591	$ 534,660
Adjusted Total Revenue							
Net interest income (TE)	$ 210,488	$ 212,587	$ 225,092	$ 213,912	$ 192,334	$ 423,075	$ 365,891
Noninterest income	67,349	56,050	48,348	65,324	83,841	123,399	170,752
Total revenue (TE)	$ 277,837	$ 268,637	$ 273,440	$ 279,236	$ 276,175	$ 546,474	$ 536,643
Adjustment items:							
(Gain) loss on securities	6	(6)	(3)	21	(248)	-	(221)
Gain on BOLI proceeds	-	(486)	-	(55)	-	(486)	-
(Gain) loss on sale of mortgage servicing rights	-	-	(1,672)	316	-	-	-
Servicing right impairment (recovery)	-	-	-	(1,332)	(10,838)	-	(20,492)
Adjusted total revenue (TE)	$ 277,843	$ 268,145	$ 271,765	$ 278,186	$ 265,089	$ 545,988	$ 515,930
Efficiency ratio	53.60%	52.08%	49.57%	50.15%	51.67%	52.85%	53.49%
Adjusted efficiency ratio (TE)	53.41%	51.99%	49.61%	50.12%	53.66%	52.72%	55.26%

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28 Reconciliation of GAAP to Non - GAAP Measures (dollars in thousands) 2Q23 1Q23 4Q22 3Q22 2Q22 4Q22 1Q23 Net income 62,635$ 60,421$ 82,221$ 92,555$ 90,066$ 123,056$ 171,764$ Plus: Income taxes 20,335 18,131 22,313 28,520 28,019 38,466 55,725 Provision for credit losses 45,516 49,729 32,890 17,652 14,924 95,245 21,155 Pre-tax pre-provision net revenue (PPNR) 128,486$ 128,281$ 137,424$ 138,727$ 133,009$ 256,767$ 248,644$ Average Assets $ 25,631,846 $ 25,115,927 $ 24,354,979 $ 23,598,465 $ 23,405,201 $25,375,312 $23,340,785 Return on Average Assets (ROA) 0.98% 0.98% 1.34% 1.56% 1.54% 0.98% 1.48% PPNR ROA 2.01% 2.07% 2.24% 2.33% 2.28% 2.04% 2.15% Quarter to Date Year to Date

Reconciliation of GAAP to Non-GAAP Measures

(dollars in thousands)	As of 2Q23	1Q23	4Q22	3Q22	2Q22	1Q22	4Q21	3Q21	2Q21	1Q21	4Q20
Total shareholders' equity	$ 3,284,630	$ 3,253,195	$ 3,197,400	$ 3,119,070	$ 3,073,376	$ 3,007,159	$ 2,966,451	$ 2,900,770	$ 2,837,004	$ 2,757,596	$ 2,647,088
Less:											
Goodwill	1,015,646	1,015,646	1,015,646	1,023,071	1,023,056	1,022,345	1,012,620	928,005	928,005	928,005	928,005
Other intangibles, net	96,800	101,488	106,194	110,903	115,613	120,757	125,938	60,396	63,783	67,848	71,974
Total tangible shareholders' equity	$ 2,172,184	$ 2,136,061	$ 2,075,560	$ 1,985,096	$ 1,934,707	$ 1,864,057	$ 1,827,893	$ 1,912,369	$ 1,845,216	$ 1,761,743	$ 1,647,109
Period end number of shares	69,139,783	69,373,863	69,369,050	69,352,709	69,360,461	69,439,084	69,609,228	69,635,435	69,767,209	69,713,426	69,541,481
Book value per share (period end)	$ 47.51	$ 46.89	$ 46.09	$ 44.97	$ 44.31	$ 43.31	$ 42.62	$ 41.66	$ 40.66	$ 39.56	$ 38.06
Tangible book value per share (period end)	$ 31.42	$ 30.79	$ 29.92	$ 28.62	$ 27.89	$ 26.84	$ 26.26	$ 27.46	$ 26.45	$ 25.27	$ 23.69

	As of 3Q20	2Q20	1Q20	4Q19	3Q19	2Q19	1Q19	4Q18	3Q18	2Q18
Total shareholders' equity	$ 2,564,683	$ 2,460,130	$ 2,437,150	$ 2,469,582	$ 2,420,723	$ 1,537,121	$ 1,495,584	$ 1,456,347	$ 1,404,977	$ 1,371,896
Less:										
Goodwill	928,005	928,005	931,947	931,637	911,488	501,140	501,308	503,434	505,604	504,764
Other intangibles, net	76,164	80,354	85,955	91,586	97,328	52,437	55,557	58,689	54,729	53,561
Total tangible shareholders' equity	$ 1,560,514	$ 1,451,771	$ 1,419,248	$ 1,446,359	$ 1,411,907	$ 983,544	$ 938,719	$ 894,224	$ 844,644	$ 813,571
Period end number of shares	69,490,546	69,461,968	69,441,274	69,503,833	69,593,833	47,261,584	47,585,309	47,499,941	47,496,966	47,518,662
Book value per share (period end)	$ 36.91	$ 35.42	$ 35.10	$ 35.53	$ 34.78	$ 32.52	$ 31.43	$ 30.66	$ 29.58	$ 28.87
Tangible book value per share (period end)	$ 22.46	$ 20.90	$ 20.44	$ 20.81	$ 20.29	$ 20.81	$ 19.73	$ 18.83	$ 17.78	$ 17.12

29